Exhibit 99.1
Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FIRST QUARTER OF FISCAL 2012

Union City, California – July 28, 2011 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2011.

Quarterly highlights include:
•	Revenues of $36.0 million, up 3% over last year’s comparable quarter.
•	North America revenues of $29.7 million, up 7% over last year’s comparable quarter.
•	Medical market sales of $7.2 million, up 11% over last year’s comparable quarter.
•	Veterinary market sales of $27.7 million, up 3% over last year’s comparable quarter.
•	Total medical and veterinary instruments sales of $7.5 million, up 3% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $20.7 million, up 3% over last year’s comparable quarter.
•	Total medical reagent disc sales of $5.0 million, up 12% over last year’s comparable quarter.
•	Cash, cash equivalents and investments of $108.9 million as of June 30, 2011, compared to $98.4 million as of June 30, 2010.

Quarterly Results:  For the fiscal quarter ended June 30, 2011, Abaxis reported revenues of $36.0 million, as compared with revenues of $35.0 million for the comparable period last year, an increase of 3 percent.  Revenues from instruments, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, increased by an aggregate of $204,000, or 3 percent, over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $1.4 million, or 5 percent, over the same period last year.  Abaxis reported net income of $2.2 million for the fiscal quarter ended June 30, 2011, compared to $3.6 million for the same period last year.  Abaxis’ effective tax rate in the quarter ended June 30, 2011 was 37 percent, compared to 39 percent for the same period last year.  Abaxis reported diluted net income per share of $0.10 (calculated based on 23,095,000 shares) for the three-month period ended June 30, 2011, compared to $0.16 per share (calculated based on 22,750,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the first quarter of fiscal 2012 were $7.2 million, an increase of 11 percent, compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the first quarter of fiscal 2012 were $6.2 million, an increase of 6 percent compared to the same period last year.  Total sales in the veterinary market for the first quarter of fiscal 2012 were $27.7 million, an increase of 3 percent, compared to the same period last year.  Veterinary reagent disc sales for the first quarter of fiscal 2012 were $15.7 million, which was flat compared to the same period last year.  Non-cash compensation expense recognized for share-based awards in both three-month periods were $1.1 million.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “The first quarter of the fiscal year is best characterized as a period of investment for future growth.  Our operating expenses increased by approximately $2.2 million in the first quarter of fiscal 2012, due to our strategic investments in our upcoming Abaxis Veterinary Reference Laboratories (AVRL), scheduled to be fully operational this year, research and development for future new products for both the medical and veterinary markets, sales and marketing to continue building brand awareness, and protecting our intellectual property.  We believe these investments will provide substantial growth potential in the years to come.  While top-line revenues for the quarter were up three percent versus the comparable quarter last year, our North American business grew at a seven percent clip.  For the quarter, our international business was down 12 percent, primarily attributable to timing issues in the booking of certain orders through distributors.  We expect the bulk of those orders to be recognized in the near future.  We sold a total of 1.6 million reagent disc units across all product lines during the quarter; which is the third highest quarter in reagent disc unit sales in the history of the company.”

Mr. Severson continued, “As we have previously disclosed, legal expenses associated with the on-going intellectual property infringement case impacted the results of the quarter.  As a company founded on innovation, and one that continues to be a leader in new technologies, we believe that infringement of our intellectual property is something we must take very seriously.  We are pleased that the financial underpinnings of the company remain very strong as evidenced by solid profitability for the quarter and an increase in our cash, cash equivalents and investments of $10.5 million to $108.9 million compared to the same period last year.  As we move forward, we expect that fiscal year 2012 will continue the trajectory of growth set in recent years.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, July 28, 2011.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 10002131, through August 3, 2011.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections in dogs, Parvovirus and Giardia.  Abaxis is in the final stages of building a full-service laboratory testing facility for veterinarians, focusing on specialty and esoteric testing and analysis.  This state-of-the-art commercial laboratory will be the hub of the Abaxis Veterinary Reference Laboratories (AVRL).

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010

Revenues	$36,003	$34,953
Cost of revenues	16,780	15,169
Gross profit	19,223	19,784
Operating expenses:
Research and development	3,454	3,078
Sales and marketing	9,152	8,633
General and administrative	3,419	2,124
Total operating expenses	16,025	13,835
Income from operations	3,198	5,949
Interest and other income (expense), net	294	(105)
Income before income tax provision	3,492	5,844
Income tax provision	1,278	2,264
Net income	$2,214	$3,580
Net income per share:
Basic net income per share	$0.10	$0.16
Diluted net income per share	$0.10	$0.16

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,681	22,211
Weighted average common shares outstanding - diluted	23,095	22,750

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2011	2011
Current assets:
Cash and cash equivalents	$45,073	$43,471
Short-term investments	16,691	25,981
Receivables, net	26,422	27,880
Inventories	18,608	19,814
Prepaid expenses and other current assets	3,854	3,496
Net deferred tax assets, current	3,430	3,422
Total current assets	114,078	124,064
Long-term investments	47,129	36,237
Investment in unconsolidated affiliate	2,731	2,769
Property and equipment, net	21,532	19,637
Intangible assets, net	4,067	4,216
Net deferred tax assets, non-current	1,203	1,203
Other assets	132	134
Total assets	$190,872	$188,260

Current liabilities:
Accounts payable	$5,777	$6,173
Accrued payroll and related expenses	6,215	6,129
Accrued taxes	533	559
Other accrued liabilities	1,805	1,677
Deferred revenue	1,044	953
Warranty reserve	1,195	1,031
Total current liabilities	16,569	16,522
Non-current liabilities:
Deferred rent	478	416
Deferred revenue	1,958	1,737
Warranty reserve	275	191
Notes payable, less current portion	725	746
Total non-current liabilities	3,436	3,090
Total liabilities	20,005	19,612
Shareholders' equity:
Common stock	132,047	132,042
Retained earnings	38,820	36,606
Total shareholders' equity	170,867	168,648
Total liabilities and shareholders' equity	$190,872	$188,260

Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended
	June 30,
	2011	2010
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,681	22,211
Weighted average common shares outstanding - diluted	23,095	22,750

Operating income per share - basic	$0.14	$0.27
Operating income per share - diluted	$0.14	$0.26

Revenues by Geographic Region
(In thousands)
	Three Months Ended
	June 30,
	2011	2010
North America	$29,708	$27,789
International	6,295	7,164
Total revenues	$36,003	$34,953

Revenues by Customer Group
(In thousands)
	Three Months Ended
	June 30,
	2011	2010
Medical Market	$7,156	$6,438
Veterinary Market	27,669	26,818
Other	1,178	1,697
Total revenues	$36,003	$34,953